Exhibit 5.1

1250 24th Street NW, Suite 700
Washington, DC 20037
t. 202 349-8000

September 7, 2018

Board of Directors

FVCBankcorp, Inc.

11325 Random Hills Road, Suite 240

Fairfax, VA 22030

RE:                                     FVCBankcorp, Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to FVCBankcorp, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,012,500 shares (the “Shares”) of its common stock, $0.01 par value (“Common Stock”), pursuant to the Company’s Registration Statement on Form S-1, Registration No. 333-226942, initially filed with the Securities and Exchange Commission on August 20, 2018 (as amended and as it may subsequently be amended, the “Registration Statement”). The Shares include 262,500 shares of Common Stock which may be sold by the Company at the option of the Underwriters (defined below), as described in the Registration Statement.  We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to that certain Underwriting Agreement (the “Agreement”) to be entered into by and among the Company and Sandler O’Neill + Partners, L.P., for itself as underwriter and as representative of the several underwriters identified in the Agreement (the “Underwriters”), the form of which Agreement has been filed as Exhibit 1.1 to the Registration Statement.

In rendering this opinion, we have limited our examination to the legal and factual matters as we have deemed advisable, including examination of the Registration Statement, as filed with the Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and such other corporate documents, records, information and certificates of the Company, certificates of public officials or government authorities and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  As to certain facts material to our opinions, we have relied upon statements, certificates or representations of officers and other representatives of the Company. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have assumed the due authorization of such documents by all parties other than the Company and any subsidiary of the Company which is wholly owned (directly or indirectly) by the Company, the taking of all requisite action respecting such documents, the due execution and delivery of such documents by each other party, the legal capacity of all natural persons, and that all agreements are the valid and binding agreements of all parties to such agreements other than the Company and such wholly owned subsidiaries, enforceable against such other parties in accordance with the terms thereof.

Based upon such examinations, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Shares, when issued, delivered, and paid for in the manner and in accordance with the terms set forth in the Registration Statement and the Agreement, will be validly issued, fully paid, and non-assessable shares of the Common Stock of the Company.

The opinions expressed herein are rendered as of the date hereof, are limited to the corporate laws of the Commonwealth of Virginia, and we express no opinion on the laws of any other jurisdiction.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement, and to the reference to our Firm contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

Sincerely,

/s/ Buckley Sandler LLP